EXHIBIT (1) (d)

Resolution of Board of Directors



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UNANIMOUS WRITTEN CONSENT OF
THE EXECUTIVE COMMITTEE OF
THE BOARD OF DIRECTORS OF
THE LIFE INSURANCE COMPANY OF VIRGINIA


The undersigned, being all of the members of the Executive Committee of the Board of Directors of the Life Insurance Company of Virginia, a Virginia corporation, in lieu of a meeting held for the purpose and pursuant to the provisions of Section 13.1-685 of the Code of Virginia hereby approve the following resolutions:

WHEREAS, The Executive Committee of the Board of Directors of The Life Insurance Company of Virginia ("Company)", pursuant to the provisions of Section 38.2-3113 of the Code of Virginia, adopted resolutions establishing Life of Virginia Separate Account III ("Separate Account III") on February 10, 1987; and

WHEREAS, The Company wishes to establish three additional investment subdivisions of Separate Account III which will invest in shares of the Growth Portfolio, the Aggressive Growth Portfolio and the Worldwide Growth Portfolio of the Janus Aspen Series:

NOW, THEREFORE, BE IT RESOLVED, That the Executive Committee of the Board of Directors of the Company does hereby establish and create the following additional investment subdivisions of Separate Account III which will invest in shares of the mutual fund portfolios set forth below:

    INVESTMENT SUBDIVISION                TO BE INVESTED IN
    ----------------------                -----------------

Janus Aspen Series

JAN Growth                                 Growth Portfolio

JAN Aggressive Growth                      Aggressive Growth Portfolio

JAN Worldwide Growth                       Worldwide Growth Portfolio

FURTHER RESOLVED, That the President, or any Senior Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute whatever agreement or agreements as may be necessary or appropriate to enable such investments to be made, and the Executive Committee hereby ratifies the action of any such officer in executing any such agreement prior to the date of these resolutions; and

FURTHER RESOLVED, That the President, or any Senior Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute and deliver such other documents and do such acts and things as each of them may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.

                        *******************************

The undersigned hereby certifies that she is the Secretary of The Life Insurance company of Virginia, a corporation organized and existing under the laws of the Commonwealth of Virginia; that the foregoing is a true and exact copy of a resolution adopted by the Executive Committee by Unanimous Consent dated the 3rd day of September, 1993; that passage of this resolution was in all respects legal; and that the resolution remains in full force and effect as of this 19th day of April, 1994.


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                                       /s/LINDA L. LANAM
                                       __________________________
                                       Linda L. Lanam, Secretary